Exhibit 99.1

KONTOOR BRANDS REPORTS FIRST QUARTER 2021 RESULTS; RAISES OUTLOOK FOR FISCAL 2021

•Q1 Reported EPS of $1.09; Adjusted EPS of $1.43
•Q1 Reported Revenue of $652 million increased 29 percent compared to the prior year
•Q1 Reported Gross Margin increased 830 basis points to 46.1 percent compared to the prior year
•Strong cash generation supported discretionary debt repayments totaling $100 million in the first quarter
•Fiscal 2021 guidance raised; Adjusted EPS is now expected to be $3.70 to $3.80, up from the prior range of $3.50 to $3.60

GREENSBORO, N.C. - May 6, 2021 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its first quarter ended April 3, 2021.

“We started 2021 with solid momentum, as our first quarter results came in above our expectations. The strong performance in the quarter was broad-based, as evidenced by improving growth across regions, channels and categories. We continue to execute the strategic playbook we’ve communicated, as structural margin gains support focused investments in demand creation, infrastructure and technologies. These critical investments are driving accelerating fundamentals that are expected to unlock further value for all KTB stakeholders,” said Scott Baxter, President and Chief Executive Officer, Kontoor Brands.

“As we transition into our next horizon, the stage is set for us to pivot to growth. I want to thank our teams around the world for their incredible efforts over the last few years to position Kontoor for future success. We are in the very early days of our journey and remain determined to deliver on the tremendous opportunities ahead. We look forward to sharing more details on our strategic vision at our upcoming Investor Day on May 24, 2021,” added Baxter.

This release refers to “adjusted” amounts and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis.

In addition, due to the significant impact of COVID-19 on prior year figures, this release will also include periodic comparisons to 2019 for additional context.

First Quarter 2021 Income Statement Review

Revenue increased to $652 million, a 29 percent increase on a reported basis and 27 percent in constant currency over the same period in the prior year. Compared to adjusted revenue in the first quarter of 2019, reported revenue increased 3 percent.

Revenue increases compared to the prior year were primarily driven by strength in Digital, including own.com and digital wholesale, as well as improved performance across the U.S. wholesale business and accelerating trends in international markets. As expected and discussed on the fourth quarter 2020 earnings call, first quarter revenue benefited from a shift in the timing of shipments from the second quarter to the first quarter ahead of the Company’s North American ERP implementation. Gains in the quarter were somewhat offset by the previously announced strategic actions related to VF OutletTM store closures and the transition to a new licensed business model in India. Additionally, COVID-19 continued to negatively impact the Company’s first quarter 2021 results in select markets and channels.

U.S. revenue was $488 million, increasing 29 percent over the same period in the prior year driven by growth in U.S. wholesale, new business development wins and strength in Digital. Compared to adjusted revenue in the first quarter of 2019, reported revenue increased 11 percent, with own.com increasing 70 percent and digital wholesale increasing 132 percent.

International revenue was $163 million, a 30 percent increase over the same period in the prior year on a reported basis and 21 percent in constant currency. Improvement was driven by the China business that increased 109 percent over the same period in the prior year in constant currency and increased 20 percent in constant currency over the same period in 2019. Despite ongoing headwinds from COVID-19, the Europe business, led by Digital, increased 4 percent over the same period in the prior year on a reported basis and was down 5 percent in constant currency. Compared to adjusted revenue in the first quarter of 2019, International revenue decreased 14 percent driven primarily from impacts associated with the business model change in India.

Wrangler brand global revenue increased to $399 million, a 31 percent increase over the same period in the prior year on a reported basis and 30 percent in constant currency. Compared to adjusted revenue in the first quarter of 2019, Wrangler brand global reported revenue increased 10 percent. Wrangler U.S. revenue increased 38 percent compared to the same period last year, driven by increases in Digital and strength in the core U.S. wholesale and Western businesses. Compared to revenue in the first quarter of 2019, Wrangler U.S. reported revenue increased 18 percent.

Lee brand global revenue increased to $250 million, a 37 percent increase over the same period in the prior year on a reported basis and 33 percent in constant currency. Compared to adjusted revenue in the first quarter of 2019, Lee brand global reported revenue increased 4 percent. Lee U.S. revenue increased 28 percent compared to the same quarter last year with strength from improving sell through of new programs and increases in Digital. Compared to revenue in the first quarter of 2019, Lee U.S. reported revenue increased 16 percent.

Other global revenue declined 85 percent compared to the same period in the prior year to $3 million driven by impacts from the strategic actions related to VF Outlet stores, as well as planned reductions in Rock & Republic®.

Gross margin increased 830 basis points to 46.1 percent of revenue, compared to gross margin during the same period in the prior year, or 820 basis points on an adjusted basis. Favorable channel, customer and product mix, as well as quality-of-sales initiatives, were the primary drivers of gross margin gains in the quarter. In addition, the current period benefited from product cost enhancements, as well as lower inventory provisions and higher production volumes than the prior year. Compared to the first quarter of 2019, gross margin increased 800 basis points or 500 basis points on an adjusted basis.

Selling, General & Administrative (SG&A) expenses were $207 million on a reported basis. Adjusted SG&A was $181 million, or 27.8 percent of revenue, down 580 basis points compared to the same period in the prior year. Adjustments primarily relate to costs associated with the global ERP implementation and information technology infrastructure build-out. Better fixed cost leverage on improving revenues, tight expense control and restructuring benefits helped offset higher demand creation investments in support of 2021 revenue.

Operating income on a reported basis was $93 million. Adjusted operating income was $119 million, increasing 437 percent compared to the same period in the prior year. Adjusted operating margin increased 1,390 basis points to 18.3 percent of revenue, reflecting the benefits of gross margin improvements, fixed cost leverage on better revenue and tight expense control. Adjusted operating margin increased 750 basis points compared to the first quarter of 2019.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) on a reported basis was $102 million. Adjusted EBITDA was $127 million, increasing 325 percent compared to the same period in the prior year. Adjusted EBITDA margin increased 1,360 basis points to 19.5 percent of revenue. Adjusted EBITDA margin increased 750 basis points compared to the first quarter of 2019.

Earnings per share was $1.09 on a reported basis compared to a loss per share of $(0.05) in the same period in the prior year and compared to earnings per share of $0.27 in the same period in 2019. Adjusted earnings per share was $1.43 compared to $0.27 in the same period in the prior year and compared to $0.96 in the same period in 2019.

April 3, 2021, Balance Sheet and Liquidity Review

The Company ended the first quarter of 2021 with $230 million in cash and equivalents, and approximately $0.8 billion in long-term debt.

Due to strong cash generation during the first quarter of 2021, the Company made additional discretionary debt payments totaling $100 million. As of April 3, 2021, the Company had no outstanding borrowings under the Revolving Credit Facility and $493 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.40 per share payable on June 18, 2021, to shareholders of record at the close of business on June 8, 2021.

Inventory at the end of the first quarter of 2021 was $350 million, down $139 million or 28 percent compared to the prior-year period.

2021 Fiscal Outlook

The Company is raising its 2021 Fiscal Outlook. As previously highlighted, the ERP implementation will have timing impacts on quarterly revenue and profitability, but should have no impact on full-year 2021. While the impacts from the COVID-19 pandemic and macroeconomic factors remain uncertain, the Company is updating its fiscal 2021 guidance, including the following:

•Revenue is now expected to increase in the low-teens range over 2020, as compared to a low-double digit range in the prior guidance, including a mid-single digit impact from the VF Outlet actions and India business model change.

•Gross Margin is now expected to increase by 230 to 270 basis points, as compared to 150 to 200 basis points in the prior guidance, above the Adjusted Gross Margin of 41.2 percent achieved in 2020. The increase reflects continued benefits from ongoing restructuring and quality-of-sales initiatives, as well as higher anticipated growth in more accretive channels such as Digital and International.

•SG&A investments will continue to be made in brands and capabilities. Due to the strengthening revenue and gross margin outlook, the Company expects to amplify SG&A investments in demand creation, Digital and International expansion. These increases will be partially mitigated by ongoing tight expense controls and sustained, structural post-pandemic cost containment initiatives.

•Adjusted EPS is now expected to be in the range of $3.70 to $3.80 as compared to $3.50 to $3.60 in the prior guidance.

•Capital Expenditures are expected to be in the range of $40 million to $50 million, including $25 million to $30 million associated with the implementation of the Company’s new global ERP system.

•An effective tax rate of approximately 22 percent is expected for 2021. Interest expense is expected to be approximately $40 million to $45 million in 2021.

•The Company will host a virtual Investor Day on Monday, May 24, 2021.

Webcast Information

Kontoor Brands will host its first quarter 2021 conference call beginning at 8:30 a.m. Eastern Time today, May 6, 2021. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during the first quarter of 2021 and 2020 primarily represent costs associated with the Company’s global ERP implementation and information technology infrastructure build-out. Adjustments during the first quarter of 2019 primarily represent restructuring and separation costs, business model changes and other adjustments. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies. A reconciliation of non-GAAP forward looking information to the corresponding GAAP measures cannot be provided without unreasonable efforts due to the challenge in quantifying various items including, but not limited to, the effects of foreign currency movements, ERP implementation expenses, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with the COVID-19 pandemic, which could continue to result in closed factories and stores, reduced workforces, supply chain interruption, and reduced consumer traffic and purchasing; the level of consumer demand for apparel; intense industry competition; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the ability to accurately forecast demand for products; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; reliance on a small number of large customers; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; impact of challenges with the implementation of its enterprise resource planning software system; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; foreign currency fluctuations; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; the Company’s ability to maintain effective internal controls; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; the failure to declare future cash dividends; and the Company's spin-off from VF Corporation, including not realizing all of the expected benefits from the spin-off; the representativeness of the historical financial information for the periods prior to the spin-off; the significant costs to the Company to perform certain functions (currently being performed by VF Corporation for the Company on a transitional basis) following the transition period; indemnification obligations related to the spin-off; having limited access to the insurance policies maintained by VF Corporation for events occurring prior to the spin-off; the actual or potential conflicts of interest of the Company’s directors and officers because of their equity ownership in VF Corporation; the tax treatment of the spin-off; and the significant restrictions on the Company’s actions in order to avoid triggering tax-related liabilities. Many of the foregoing risks and uncertainties will continue to be exacerbated by the COVID-19 pandemic and any continued worsening of the global business and economic environment as a result. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Senior Director, Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Vanessa McCutchen, (336) 332-5612
Vice President, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March		%
(Dollars in thousands, except per share amounts)	2021	2020	Change
Net revenues	$651,762	$504,498	29%
Costs and operating expenses
Cost of goods sold	351,182	313,734	12%
Selling, general and administrative expenses	207,404	190,928	9%
Total costs and operating expenses	558,586	504,662	11%
Operating income (loss)	93,176	(164)	*
Interest expense	(11,791)	(10,939)	8%
Interest income	258	416	(38)%
Other expense, net	(442)	(450)	(2)%
Income (loss) before income taxes	81,201	(11,137)	*
Income taxes	16,738	(8,425)	(299)%
Net income (loss)	$64,463	$(2,712)	*
Earnings (loss) per common share
Basic	$1.12	$(0.05)
Diluted	$1.09	$(0.05)
Weighted average shares outstanding
Basic	57,344	56,875
Diluted	58,902	56,875
*Calculation not meaningful.
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended March 2021 and March 2020 relate to the 13-week fiscal periods ended April 3, 2021 and March 28, 2020, respectively. References to March 2021, December 2020 and March 2020 relate to the balance sheets as of April 3, 2021, January 2, 2021 and March 28, 2020, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	March 2021	December 2020	March 2020
ASSETS
Current assets
Cash and equivalents	$229,542	$248,138	$479,366
Accounts receivable, net	221,031	231,397	213,080
Inventories	350,151	340,732	488,750
Prepaid expenses and other current assets	74,003	81,413	78,597
Total current assets	874,727	901,680	1,259,793
Property, plant and equipment, net	113,693	118,897	129,884
Operating lease assets	65,478	60,443	83,022
Intangible assets, net	15,544	15,991	16,914
Goodwill	212,920	213,392	211,739
Other assets	237,313	235,413	200,443
TOTAL ASSETS	$1,519,675	$1,545,816	$1,901,795
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$947	$1,114	$3,487
Current portion of long-term debt	24,375	25,000	—
Accounts payable	194,891	167,240	149,922
Accrued liabilities	184,047	192,952	180,538
Operating lease liabilities, current	28,473	27,329	32,781
Total current liabilities	432,733	413,635	366,728
Operating lease liabilities, noncurrent	42,843	39,806	54,150
Other liabilities	118,905	119,777	110,666
Long-term debt	790,930	887,957	1,388,736
Commitments and contingencies
Total liabilities	1,385,411	1,461,175	1,920,280
Total equity (deficit)	134,264	84,641	(18,485)
TOTAL LIABILITIES AND EQUITY	$1,519,675	$1,545,816	$1,901,795

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March
(In thousands)	2021	2020
OPERATING ACTIVITIES
Net income (loss)	$64,463	$(2,712)
Adjustments to reconcile net income (loss) to cash provided (used) by operating activities:
Depreciation and amortization	8,993	7,385
Stock-based compensation	10,426	2,466
Other	34,503	(52,556)
Cash provided (used) by operating activities	118,385	(45,417)
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(1,992)	(10,423)
Capitalized computer software	(9,568)	(8,781)
Other	(201)	(3,104)
Cash used by investing activities	(11,761)	(22,308)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	—	512,500
Repayments under revolving credit facility	—	(37,500)
Repayments of term loans	(100,000)	—
Dividends paid	(22,964)	(31,877)
Proceeds from issuance of Common Stock, net of shares withheld for taxes	(412)	(1,855)
Other	(125)	2,566
Cash (used) provided by financing activities	(123,501)	443,834
Effect of foreign currency rate changes on cash and cash equivalents	(1,719)	(3,551)
Net change in cash and cash equivalents	(18,596)	372,558
Cash and cash equivalents – beginning of period	248,138	106,808
Cash and cash equivalents – end of period	$229,542	$479,366

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended March		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2021	2020
Segment revenues:
Wrangler	$398,822	$303,386	31%	30%
Lee	250,148	182,756	37%	33%
Total reportable segment revenues	648,970	486,142	33%	31%
Other revenues (b)	2,792	18,356	(85)%	(85)%
Total net revenues	$651,762	$504,498	29%	27%
Segment profit:
Wrangler	$83,983	$33,863	148%	147%
Lee	51,123	973	*	*
Total reportable segment profit	$135,106	$34,836	288%	282%
Corporate and other expenses	(41,551)	(33,222)	25%	25%
Interest expense	(11,791)	(10,939)	8%	8%
Interest income	258	416	(38)%	(40)%
Loss related to other revenues (b)	(821)	(2,228)	(63)%	(63)%
Income (loss) before income taxes	$81,201	$(11,137)	*	*
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category in order to reconcile segment revenues and segment profit to the Company's operating results, but the Other category is not considered a reportable segment based on evaluation of aggregation criteria. Other includes sales of third-party branded merchandise at VF Outlet™ stores and sales and licensing of Rock & Republic® branded apparel. During 2020, the Company decided to discontinue the sale of third-party branded merchandise in conjunction with our decision to exit certain VF Outlet™ stores. Sales of Wrangler® and Lee® branded products at VF Outlet™ stores are not included in Other and are reported in their respective segments.
* Calculation not meaningful.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended March 2021
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$398,822	$(3,428)	$395,394
Lee	250,148	(7,208)	242,940
Total reportable segment revenues	648,970	(10,636)	638,334
Other revenues	2,792	(35)	2,757
Total net revenues	$651,762	$(10,671)	$641,091
Segment profit:
Wrangler	$83,983	$(197)	$83,786
Lee	51,123	(1,900)	49,223
Total reportable segment profit	$135,106	$(2,097)	$133,009
Corporate and other expenses	(41,551)	79	(41,472)
Interest expense	(11,791)	5	(11,786)
Interest income	258	(8)	250
Loss related to other revenues	(821)	(7)	(828)
Income (loss) before income taxes	$81,201	$(2,028)	$79,173

Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended March
(In thousands, except for per share amounts)	2021	2020	2019

Net revenues - as reported under GAAP	$651,762	$504,498	$648,344
Business model changes (c)	—	—	(18,416)
Adjusted net revenues	$651,762	$504,498	$629,928

Cost of goods sold - as reported under GAAP	$351,182	$313,734	$401,025
Restructuring & separation costs (a)	(326)	(1,082)	(12,847)
Business model changes (c)	—	—	(17,831)
Other adjustments (b)	—	—	(186)
Adjusted cost of goods sold	$350,856	$312,652	$370,161

Selling, general and administrative expenses - as reported under GAAP	$207,404	$190,928	$222,124
Restructuring & separation costs (a)	(25,968)	(21,318)	(23,734)
Business model changes (c)	—	—	(3,724)
Other adjustments (b)	—	—	(2,638)
Adjusted selling, general and administrative expenses	$181,436	$169,610	$192,028

Other expense, net - as reported under GAAP	$(442)	$(450)	$(971)
Business model changes (c)	—	—	61
Other adjustments (b)	622	785	1,368
Adjusted other expense, net	$180	$335	$458

Diluted earnings (loss) per share - as reported under GAAP	$1.09	$(0.05)	$0.27
Restructuring & separation costs (a)	0.34	0.31	0.59
Business model changes (c)	—	—	0.06
Other adjustments (b)	—	—	0.04
Adjusted diluted earnings per share	$1.43	$0.27	$0.96

Net income (loss) - as reported under GAAP	$64,463	$(2,712)	$15,413
Income taxes	16,738	(8,425)	12,475
Interest income from former parent, net	—	—	(2,339)
Interest expense	11,791	10,939	98
Interest income	(258)	(416)	(1,423)
EBIT	$92,734	$(614)	$24,224

Depreciation and amortization - as reported under GAAP	$8,993	$7,385	$7,703
Restructuring & separation costs (a)	(1,813)	(131)	—
Adjusted depreciation and amortization	$7,180	$7,254	$7,703

EBITDA	$101,727	$6,771	$31,927
Restructuring & separation costs (a)	24,481	22,269	36,581
Business model changes (c)	—	—	3,200
Other adjustments (b)	622	785	4,192
Adjusted EBITDA	$126,830	$29,825	$75,900

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the following pages. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During the three months ended March 2021 and March 2020, restructuring and separation costs included charges of $25.1 million and $14.4 million, respectively, related to the Company's global ERP system and information technology infrastructure build-out. During the three months ended March 2021, other restructuring and separation costs related to strategic actions taken by the Company, including charges resulting from the Company's decision to exit certain VF OutletTM stores and transition our India business to a licensed model. During the three months ended March 2020, other restructuring and separation costs also included charges related to strategic actions taken by the Company, including certain charges related to COVID-19. During the three months ended March 2019, restructuring and separation costs related to strategic actions taken by the Company, and to the spin-off from VF Corporation and establishment of Kontoor as a standalone public company. Total restructuring and separation costs resulted in a corresponding tax impact of $6.3 million, $4.3 million and $3.2 million for the three months ended March 2021, March 2020 and March 2019, respectively.
(b) Other adjustments have been made for the three months ended March 2021, March 2020 and March 2019 to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense in the calculation of adjusted EBITDA for debt compliance purposes. In addition, for the three months ended March 2019, other adjustments were made to revise historical corporate allocations, primarily attributable to the carve-out basis of accounting, so that adjusted EBITDA reflected the anticipated cost structure of a standalone public company.
(c) Business model changes during the three months ended March 2019 related to the exit of unprofitable markets in Europe, the transition of our former Central and South America region to a licensed model, and the discontinuation of manufacturing for VF Corporation. These business model changes resulted in an insignificant corresponding tax impact for the three months ended March 2019.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended March
	2021		2020		2019
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$651,762	$651,762	$504,498	$504,498	$648,344	$629,928

Gross profit	$300,580	$300,906	$190,764	$191,846	$247,319	$259,767
As a percentage of total net revenues	46.1%	46.2%	37.8%	38.0%	38.1%	41.2%

Selling, general and administrative expenses	$207,404	$181,436	$190,928	$169,610	$222,124	$192,028
As a percentage of total net revenues	31.8%	27.8%	37.8%	33.6%	34.3%	30.5%

Operating income (loss)	$93,176	$119,470	$(164)	$22,236	$25,195	$67,739
As a percentage of total net revenues	14.3%	18.3%	—%	4.4%	3.9%	10.8%
Earnings (loss) per common share - diluted	$1.09	$1.43	$(0.05)	$0.27	$0.27	$0.96

EBIT	$92,734	$119,650	$(614)	$22,571	$24,224	$68,197

EBITDA	$101,727	$126,830	$6,771	$29,825	$31,927	$75,900
As a percentage of total net revenues	15.6%	19.5%	1.3%	5.9%	4.9%	12.0%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the previous pages.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended March 2021
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$329,699	$124,582	$1,726	$456,007
Non-U.S. Wholesale	47,577	90,800	637	139,014
Direct-to-Consumer	21,546	34,766	5	56,317
Other	—	—	424	424
Total	$398,822	$250,148	$2,792	$651,762

Geographic revenues
U.S.	$347,879	$138,232	$2,155	$488,266
International	50,943	111,916	637	163,496
Total	$398,822	$250,148	$2,792	$651,762

	Three Months Ended March 2020
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$236,282	$92,578	$4,061	$332,921
Non-U.S. Wholesale	46,937	59,853	304	107,094
Direct-to-Consumer	20,167	30,325	2	50,494
Other	—	—	13,989	13,989
Total	$303,386	$182,756	$18,356	$504,498

Geographic revenues
U.S.	$252,584	$107,968	$18,052	$378,604
International	50,802	74,788	304	125,894
Total	$303,386	$182,756	$18,356	$504,498

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended March 2019
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total

Geographic revenues
U.S.	$293,869	$119,120	$36,878	$449,867
International	76,066	122,411	—	198,477
Total	$369,935	$241,531	$36,878	$648,344

	Adjustments for Business Model Changes (a)

	Wrangler	Lee	Other	Total

Geographic revenues
U.S.	$—	$—	$(10,613)	$(10,613)
International	(6,140)	(1,663)	—	(7,803)
Total	$(6,140)	$(1,663)	$(10,613)	$(18,416)

	Adjusted Revenues

	Wrangler	Lee	Other	Total

Geographic revenues
U.S.	$293,869	$119,120	$26,265	$439,254
International	69,926	120,748	—	190,674
Total	$363,795	$239,868	$26,265	$629,928

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures.

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended March
(Dollars in thousands)	2021	2020	2019		2021 to 2020		2021 to 2019
	Reported	Reported	Reported	Adjusted	% Change Reported	% Change Constant Currency	% Change Reported	% Change Adjusted
Wrangler U.S.	$347,879	$252,584	$293,869	$293,869	38%	38%	18%	18%
Lee U.S.	138,232	107,968	119,120	119,120	28%	28%	16%	16%
Other	2,155	18,052	36,878	26,265	(88)%	(88)%	(94)%	(92)%
Total U.S. revenues	$488,266	$378,604	$449,867	$439,254	29%	29%	9%	11%

Wrangler International	$50,943	$50,802	$76,066	$69,926	—%	(6)%	(33)%	(27)%
Lee International	111,916	74,788	122,411	120,748	50%	40%	(9)%	(7)%
Other	637	304	—	—	110%	98%	*	*
Total International revenues	$163,496	$125,894	$198,477	$190,674	30%	21%	(18)%	(14)%

Global Wrangler	$398,822	$303,386	$369,935	$363,795	31%	30%	8%	10%
Global Lee	250,148	182,756	241,531	239,868	37%	33%	4%	4%
Global Other	2,792	18,356	36,878	26,265	(85)%	(85)%	(92)%	(89)%
Total revenues	$651,762	$504,498	$648,344	$629,928	29%	27%	1%	3%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures.

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.